EXHIBIT 10.1

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment ”) is dated as of February 21, 2008 and is entered into by and among Buffets, Inc., a Minnesota corporation, as a debtor and debtor in possession under Chapter 11 of the Bankruptcy Code (the “Borrower”); Buffets Holdings, Inc., a Delaware corporation (“Holdings”), as a debtor and debtor in possession under Chapter 11 of the Bankruptcy Code and the Subsidiaries of Borrower and Holdings, as Guarantors (together with the Borrower and Holdings, the “Loan Parties”); the financial institutions party hereto as Lenders (collectively, the “Lenders”); and Credit Suisse, as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”) and as Collateral Agent for the Lenders.

RECITALS

WHEREAS, Borrower, Holdings, the Administrative Agent and the Lenders are parties to the Secured Super-Priority Debtor in Possession Credit Agreement dated as of January 22, 2008 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), pursuant to which, among other things, the Lenders agreed, subject to the terms and conditions set forth in the Credit Agreement, to make certain loans and other financial accommodations to the Loan Parties;

WHEREAS, capitalized terms used herein, including in the preamble and recitals hereto, and not otherwise defined herein or otherwise amended hereby shall have the meanings ascribed thereto in the Credit Agreement;

WHEREAS, the Loan Parties have requested that the Lenders agree to amend certain provisions of the Credit Agreement as provided for herein; and

WHEREAS, subject to certain conditions provided for herein, the Required Lenders are willing to effect such amendments on the terms and subject to the conditions of this Amendment.

NOW, THEREFORE, in consideration of the foregoing, the terms, covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION I.	Amendments
1.1	Amendment to the Cover Page.

The Cover Page to the Credit Agreement is hereby amended by deleting the reference to “$385,000,000” and replacing it with “$285,000,000”.

1.2	Amendment to the Second Recital.

The Third Recital of the Credit Agreement is hereby amended by deleting the reference to “$385,000,000” and replacing it with “$285,000,000”.

1.3	Addition of Schedule 2.02(e) to the Credit Agreement.

Schedule 2.02(e) is hereby added to the Credit Agreement to read as set forth in Exhibit 1 attached to this Amendment.

1.4	Amendment to Exhibit B to the Credit Agreement.

Exhibit B to the Credit Agreement is hereby amended and restated in its entirety to read as set forth in Exhibit 2 attached to this Amendment.

1.5	Amendment to Exhibit H to the Credit Agreement.

Exhibit H to the Credit Agreement is hereby amended and restated in its entirety to read as set forth in Exhibit 3 attached to this Amendment.

1.6	Amendments to the Table of Contents.
The Table of Contents is hereby amended by:

(i) inserting the words “Schedule 2.02(e) – Details of Rollover Procedure” below the words “Schedule 1.01(f) – Permitted Pre-petition Claim Payments” and

(ii) deleting the words “Exhibit H – Form of Rollover Notice” below the words “Exhibit G – Form of Interim Order” and replacing it with the words “Exhibit H – Form of Non-Rollover Notice”.

1.7	Amendments to Section 1.01: Definitions.

A.   Section 1.01 of the Credit Agreement is hereby amended by adding the following definitions in proper alphabetical sequence:

“First Amendment” shall mean the Amendment to this Agreement, dated as of February 21, 2008.

“First Amendment Effective Date” shall mean the date on which the First Amendment becomes effective in accordance with its terms.

“Non-Rollover Notice” shall mean a notice in the form of Exhibit H.

“Tranche 1 Rollover Loans” shall have the meaning assigned to such term in Section 2.02(e).

“Tranche 2 Rollover Loans” shall have the meaning assigned to such term in Section 2.02(e).

“Tranche 3 Rollover Loans” shall have the meaning assigned to such term in Section 2.02(e).

B. Section 1.01 of the Credit Agreement is hereby further amended by deleting the parenthetical in clause (c) of the definition of “Adequate Protection”.

C. Section 1.01 of the Credit Agreement is hereby further amended by deleting the reference to “$400,000” in clause (iii) of the definition of “Carve-Out” and replacing it with “$600,000”.

D. Section 1.01 of the Credit Agreement is hereby further amended by deleting the word “and” at the end of subclause (a)(xii) of the definition of “Consolidated EBITDA” and replacing it with “,” and by deleting the “,” at the end of subclause (a)(xiii) thereof and replacing it with “and (xiv) following the consummation of a Tahoe Joe’s Sale, solely to the extent Consolidated Net Income of the Borrower for such period (or any part of such period) does not include the Consolidated Net Income of Tahoe Joe’s, the amount of Consolidated EBITDA attributable to Tahoe Joe’s as set forth in the Final Budget for such period (or, as applicable, the pro rated Consolidated EBITDA attributable to Tahoe Joe’s for such partial period),”

E. Section 1.01 of the Credit Agreement is hereby further amended by deleting the definition of “Fees” in its entirety and replacing it with the following definition:

“Fees” shall mean the Commitment Fees, the Administrative Agent Fees and any other usual and customary fees that may from time to time be separately agreed between the Borrower and the Administrative Agent.

F. Section 1.01 of the Credit Agreement is hereby further amended by deleting the definition of “LIBO Rate” in its entirety and replacing it with the following definition:

“LIBO Rate” shall mean, with respect to any Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time), on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that (a) to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum reasonably determined by the Administrative Agent to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period and (b) notwithstanding the foregoing, at no time shall the LIBO Rate applicable to the New Money Loans be (i) less than 4.00% or (ii) greater than 5.00%.

G. Section 1.01 of the Credit Agreement is hereby further amended by inserting the words “the First Amendment,” immediately after the words “this Agreement,” in the definition of “Loan Documents”.

H.	Section 1.01 is hereby further amended by:

(i) deleting the words “any Lender submitting a Rollover Notice pursuant to Section 2.02(e)” in clause (b) of the definition of “Pro Rata Percentage” and replacing it with the words “the Lenders (other than Lenders submitting a Non-Rollover Notice to the Administrative Agent on or before the date that is five Business Days after the Closing Date)” and

(ii) deleting the words “held by all Lenders submitting a Rollover Notice” in clause (b) of the definition of “Pro Rata Percentage” and replacing it with the words “held by all Lenders (other than Lenders submitting a Non-Rollover Notice to the Administrative Agent on or before the date that is five Business Days after the Closing Date)”.

I. Section 1.01 of the Credit Agreement is hereby further amended by deleting the definition of “Rollover Loans” in its entirety and replacing it with the following definition:

“Rollover Loans” shall mean the collective reference to the Tranche 1 Rollover Loans, the Tranche 2 Rollover Loans and the Tranche 3 Rollover Loans.

J. Section 1.01 of the Credit Agreement is hereby further amended by deleting the definition of “Rollover Notice” in its entirety.

1.8	Amendment to Section 2.02: Loans.

Section 2.02 of the Credit Agreement is hereby amended by deleting paragraph (e) in its entirety and replacing it with the following:

(e)          Subject to the terms and conditions hereof, Schedule 2.02(e) and the Final Order, each Lender (other than Lenders submitting a Non-Rollover Notice to the Administrative Agent on or before the date that is five Business Days after the Closing Date) severally agrees to exchange, on a dollar-for-dollar basis on the Entry Date, obligations owed to such Lender under the Existing Credit Agreement for loans hereunder, in each case in accordance with the terms of this Agreement, Schedule 2.02(e) and the Final Order, (1) in respect of revolving loans under the Existing Credit Agreement (the “Tranche 1 Rollover Loans”), (2) in respect of term loans under the Existing Credit Agreement (the “Tranche 2 Rollover Loans”) and (3) in respect of PF Loans and letter of credit claims under the Existing Credit Agreement (the “Tranche 3 Rollover Loans”). Each Loan Party hereby agrees to each such exchange and each such exchange is hereby deemed to be consummated on the Entry Date; provided that (i) after giving effect to all such exchanges, the aggregate principal amount of Rollover Loans outstanding on the Entry Date shall not exceed $200,000,000and (ii) notwithstanding the consummation of all such exchanges, all Obligations in respect of Rollover Loans shall continue to be secured by the security interests created under the “Loan Documents” as defined in the existing Credit Agreement in accordance with the provisions set forth in the Final Order. Rollover Loans shall be allocated among the Lender in accordance with their Pro Rata Percentages as set forth on Schedule 2.02(e).

1.9	Amendment to Section 2.05: Fees.

Section 2.05 of the Credit Agreement is hereby amended by changing paragraph (c) thereof to paragraph (d) and inserting a new paragraph (c) immediately after paragraph (b), such paragraph (c) to read in its entirety as follows:

(c)          The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

1.10	Amendment to Section 2.13: Mandatory Prepayments.

Section 2.13 of the Credit Agreement is hereby amended by deleting paragraph (b) in its entirety and replacing it with the following:

Not later than the third Business Day following the completion of any Asset Sale (including a Tahoe Joe’s Sale but excluding any sale of Non-Core Assets), the Borrower shall apply 100% of the Net Cash Proceeds received with respect thereto to prepay outstanding Loans in accordance with Section 2.13(e); provided, however, that to the extent the Net Cash Proceeds of any such Asset Sale are less than $250,000 in respect of an individual sale or series of related sales, such Net Cash Proceeds shall not be required to be applied to prepay the Loans until the last day of the fiscal quarter in which such sale or series of sales was consummated.

1.11	Amendment to Section 4.03: Additional Conditions to Credit Events comprising Delayed Draw Loans.

Section 4.03 of the Credit Agreement is hereby amended by deleting paragraph (a) thereof in its entirety and replacing it with the following:

The Final Order shall have been issued by the Bankruptcy Court and the Entry Date shall have occurred on or before February 22, 2008; and the Final Order shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed or be subject to a filed appeal, a motion for mandamus or a petition certiorari without the prior written consent of the Administrative Agent and the Required Lenders.

1.12	Amendments to Section 5.04: Financial Statements, Reports, etc.
Section 5.04 of the Credit Agreement is hereby amended by:

(i) deleting the reference to “June 1, 2008” in paragraph (h) thereof and replacing it with “June 30, 2008” and

(ii) deleting the words “acceptable to the Required Lenders in their sole discretion” in paragraph (h) thereof and replacing it with the words “reasonably acceptable to the Required Lenders”.

1.13	Amendment to Section 5.11: Maintenance of Sale Leaseback Interests.

Section 5.11 of the Credit Agreement is hereby amended by adding the following sentence at the end thereof:

Notwithstanding the foregoing, each of Holdings and the Borrower may request a recharacterization of the Sale/Leaseback Transaction.

1.14	Amendment to Section 5.12: Deposit Accounts and Control Agreements.

Section 5.12 of the Credit Agreement is hereby amended by deleting paragraph (j) in its entirety and replacing it with the following:

(j)           Notwithstanding anything herein to the contrary, the Loan Parties shall be deemed to be in compliance with the requirements set forth in (i) this subsection 5.12 (other than subsection 5.12(b)(iv)) during the initial sixty (60) day period commencing on the Closing Date to the extent that the arrangements described above are established and effective not later than the date that is sixty (60) days following the Closing Date and (ii) subsection 5.12(b)(iv) during the (A) initial sixty (60) day period commencing on the Closing Date to the extent that not less than 80% of the cash of Holdings and its Subsidiaries is maintained in DDAs that are subject to valid Blocked Account Agreements to which the Collateral Agent is a party in such capacity by a date not later than the date that is sixty (60) days following the Closing Date and (B) thirty (30) day period commencing upon the conclusion of the period described in clause (A) above to the extent that not less than 90% of the cash of Holdings and its Subsidiaries is maintained in DDAs that are subject to valid Blocked Account Agreements to which the Collateral Agent is a party in such capacity by a date not later than the date that is ninety (90) days following the Closing Date, provided that, in each case of clause (A) and (B) above, (1) such Blocked Account Agreements otherwise comply with the requirements set forth in this subsection 5.12 and (2) the Borrower thereafter undertakes commercially reasonable best efforts to cause not less than 95% of the cash of Holdings and its Subsidiaries to be maintained in DDAs that are subject to valid Blocked Account Agreements to which the Collateral Agent is a party in such capacity and that otherwise comply with the requirements set forth in this subsection 5.12.

1.15	Amendment to Section 5.13: Bankruptcy Cases.

Section 5.13 of the Credit Agreement is hereby amended by deleting the reference to “August 15, 2008” in clause (i) of paragraph (b) thereof and replacing it with “September 30, 2008”.

1.16	Amendment to Section 6.01: Indebtedness.

Section 6.01 of the Credit Agreement is hereby amended by deleting the reference to “$20,000,000” in clause (B) of paragraph (d) thereof and replacing it with “$25,000,000.

1.17	Amendments to Article VII: Events of Default.
Article VII of the Credit Agreement is hereby amended by:

(i) deleting the reference to “the thirtieth (30th) day following the Closing Date” in clause (ii) of paragraph (m) thereof and replacing it with “February 22, 2008”

(ii) deleting the reference to “September 15” in clause (i) of paragraph (p) thereof and replacing it with “September 30” and

(iii) deleting “or” at the end of paragraph (t) thereof; inserting “or” at the end of paragraph (u) thereof and inserting a new clause (v) immediately after paragraph (u) thereof, such clause (v) to read in its entirety as follows:

(v)           any order, mandate, judgment or decree of any court of competent jurisdiction granting a request for recharacterization of the Sale/Leaseback Transaction shall not grant the lenders under the Existing Credit Agreement a Lien (junior only to the former landlords) on the real property subject to such recharacterization, effective as of the Petition Date.

SECTION II.	CONDITIONS PRECEDENT TO EFFECTIVENESS

This Amendment shall become effective as of the date hereof only upon the satisfaction of all of the following conditions precedent (the date of satisfaction of such conditions being referred to herein as the “First Amendment Effective Date”):

A. Execution. The Administrative Agent shall have received a counterpart signature page of this Amendment duly executed by the Administrative Agent, the Borrower, Holdings and the Required Lenders.

B. Fees and Expenses. The Borrower and Holdings shall have paid the Administrative Agent the fees, costs and expenses described in Section IV(A) of this Amendment in accordance with the Orders.

C. Representations and Warranties. As of the First Amendment Effective Date, each representation and warranty of each Loan Party set forth in Section III and in the Credit Agreement as amended by this Amendment shall be true and correct in all material respects.

D. Absence of Default. As of the First Amendment Effective Date, no Default or Event of Default shall have occurred and be continuing.

SECTION III.	REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent and the Lenders to enter into this Amendment and to amend the Credit Agreement in the manner provided herein, each of the Loan Parties represents and warrants to each of the Lenders and the Administrative Agent that, as of the First Amendment Effective Date:

A. Corporate Power and Authority. Each and every Loan Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) subject to the entry of the Final Order, has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) subject to the entry of the Final Order, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, (d) subject to the entry of the Final Order, has the power and authority to execute, deliver and perform its obligations under this Amendment, each of the Loan Documents and each other agreement or instrument contemplated hereby or thereby to which it is or will be a party and (e) subject to the entry of the Final Order and other than as a result of the Bankruptcy Cases (including the operation of the automatic stay), is in compliance with all applicable Requirements of Law, except where the failure to be in compliance would not have a Material Adverse Effect.

B. Authorization. Subject to the entry of the Final Order, the execution and delivery of this Amendment (a) has been duly authorized by all requisite corporate or other company and, if required, stockholder, action on the part of each Loan Party and (b) will not (i) violate (A) any material provision of law, statute, rule or regulation, or of the certificate or articles of incorporation, by-laws, limited liability company agreements or other constitutive documents of Holdings, the Borrower or any Subsidiary, (B) any applicable order of any Governmental Authority or (C) other than the Existing Credit Agreement, the New Senior Note Indenture and the Sale Leaseback Documents, any provision of any indenture or any other material agreement or other instrument to which Holdings, the Borrower or any Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument (other than the Existing Credit Agreement, the New Senior Note Indenture and the Sale Leaseback Documents) or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Holdings, the Borrower or any Subsidiary (other than (i) any Lien created hereunder or under the Security Documents and (ii) any Lien created pursuant to the New Senior Note Indenture).

C. Governmental Consents. Subject to the entry of the Final Order, no action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the execution and delivery by each of the Loan Parties, except for (a) such as have been made or obtained and are in full force and effect and (b) such actions, consents, approvals, registrations or filings, the failure of which to make or obtain could not reasonably be expected to result in a Material Adverse Effect.

D. Binding Obligation. This Amendment shall have been duly executed and delivered by each Loan Party thereto. Subject to the entry of the Final Order, this Amendment and the Credit Agreement, as amended hereby, will be, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general equitable principles.

E. Representations and Warranties. Each of the representations and warranties set forth in the Loan Documents is and will be true, correct and complete in all material respects on and as of the First Amendment Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date.

F. Absence of Default. Except for those defaults occurring solely as a result of the filing of the Bankruptcy Cases and defaults under the Existing Credit Agreement, the New Senior Notes Indenture and the Sale Leaseback Documents, none of Holdings, the Borrower or any of the Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.

SECTION IV.	MISCELLANEOUS

A. Costs and Expenses. The Borrower and Holdings agree, jointly and severally, to pay all fees, costs, charges and expenses incurred by the Administrative Agent, the Collateral Agent and the Lenders in connection with this Amendment (including the reasonable fees, charges and disbursements of (i) Blackstone, financial advisor to the Administrative Agent and the Collateral Agent (as provided in the letter agreement between Blackstone and the Administrative Agent dated as of December 13, 2007), (ii) Latham & Watkins LLP, counsel for the Administrative Agent and the Collateral Agent and (iii) Ropes & Gray LLP, counsel for the Lenders).

B.	Effect on the Credit Agreement and the Other Loan Documents.

(i) Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of the Credit Agreement or of any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle any Loan Party to a further consent to, or a further waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances.

(ii) On and after the First Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby, and this Amendment and the Credit Agreement shall be read together and construed as a single instrument. This Amendment is a Loan Document.

(iii) Except as specifically waived or amended above, the Credit Agreement and the other Loan Documents are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing, the Security Documents and all of the Collateral described therein do and shall continue to secure the payment and performance of all Obligations under and as defined therein.

(iv) This Amendment shall not be deemed or construed to be a satisfaction, reinstatement, novation or release of the Loan Documents.

C. Headings. Section headings used herein are for convenience of reference only, are not part of this Amendment and are not to affect the construction of, or to be taken into consideration in interpreting, this Amendment.

D. Successors and Assigns. This Amendment shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of the Lenders.

E. Severability. In the event any one or more of the provisions contained in this Amendment should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

F. Applicable Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

G. Counterparts. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section II. Delivery of an executed signature page to this Amendment by facsimile transmission or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Amendment.

H. Further Actions. The undersigned Lenders hereby authorize and direct the Administrative Agent to enter into such other amendments to the Loan Documents that it deems necessary or advisable to give effect to the provisions of the Final Order.

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IN WITNESS WHEREOF, this Amendment to Credit Agreement has been executed by the parties hereto as of the date first written above.

BUFFETS, INC., as Borrower By: /s/ R. Michael Andrews, Jr. Name: R. Michael Andrews, Jr. Its: Chief Executive Officer	BUFFETS HOLDINGS, INC. as Loan Party By: /s/ R. Michael Andrews, Jr. Name: R. Michael Andrews, Jr. Its: Chief Executive Officer

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Administrative Agent By: /s/ Megan Kane Name: Megan Kane Title: Director By: /s/ Didier Siffer Name: Didier Siffer Title: Managing Director	CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as a Lender By: /s/ Megan Kane Name: Megan Kane Title: Director By: /s/ Didier Siffer Name: Didier Siffer Title: Managing Director

Exhibit 1

Schedule 2.02(e)

Details of Rollover Procedure

Rollover Loans made under Section 2.02(e) reduce the revolving, term loan and letter of credit claims (actual and contingent) of each lender under the Existing Credit Agreement in accordance with the procedures set forth below.

1.

The pre-petition claims in respect of revolving loans on the Entry Date are $____M, representing ___% of the $____M of actual and contingent claims under the Existing Credit Agreement ($____M of claims in respect of revolving loans plus $____M of claims in respect of term loans plus $____M of actual and contingent claims in respect of PF Loans and issued and outstanding letters of credit (whether drawn or undrawn on the Entry Date)). ___% of the $200M in total Rollover Loans equals $____M in Tranche 1 Rollover Loans attributable to the revolving claims under the Existing Credit Agreement which in turn leaves $____M ($____M minus $____M) in remaining revolving claims under the Existing Credit Agreement.

2.

The term loan claims are reduced using the same methodology: ___% ($____M/$200M) of the Rollover Loans shall be Tranche 2 Rollover Loans, attributable to term loan claims (other than term loan claims related to amounts drawn under pre-funded letters of credit issued under the Existing Credit Agreement) and the term loan claims under the Existing Agreement will be reduced to $____M ($____M minus $____M).

3.

The remaining $____M of Rollover Loans shall be Tranche 3 Rollover Loans, attributable to actual and contingent letter of credit claims and shall be allocated pro rata to the lenders holding such claims; but will be applied to such lender’s claims under the Existing Credit Agreement in the following order: first, to claims under the Existing Credit Agreement arising from PF Loans (including drawings under letters of credit); second, to further reduce outstanding term loan claims (other than PF Loans (including such loan claims related to amounts drawn under pre-funded letters of credit issued under the Existing Credit Agreement)) of such lender under the Existing Credit Agreement; and third, only to the extent there exist no further term loan claims of such lender, to reduce the contingent letter of credit claims of such lender under the Existing Credit Agreement; provided that to the extent that (a) any Rollover Loans are made by a lender in exchange solely for a reduction of contingent letter of credit claims of such lender under the Existing Credit Agreement (i.e. because such lender had no term loan exposure), (b) the letter(s) of credit related thereto terminate or expire without being drawn in full and (c) such lender receives from the administrative agent under the Existing Credit Agreement some or all of its pre-funded letter-of-credit facility deposits in respect of such undrawn amounts, the amount of any such deposits so refunded that are in excess of the amount of such lender’s remaining contingent letter of credit claims under the Existing Credit Agreement (i.e. claims not exchanged for Rollover Loans) shall be deemed to reduce such Rollover Loans of such lender on a dollar-for-dollar basis.

4.	The foregoing allocations will be made as of the Entry Date of the court’s order authorizing the Rollover Loans as set forth herein.

Exhibit 2

EXHIBIT B

FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to the Secured Super-Priority Debtor in Possession Credit Agreement dated as of January 22, 2008 (as amended by the First Amendment thereto dated as of February 21, 2008 and as further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Buffets, Inc., a Minnesota corporation, as a debtor and debtor in possession under Chapter 11 of the Bankruptcy Code (the “Borrower”), Buffets Holdings, Inc., a Delaware corporation, as a debtor and a debtor in possession under Chapter 11 of the Bankruptcy Code (“Holdings”), the Lenders from time to time party thereto, Credit Suisse, as Administrative Agent and as Collateral Agent for the Lenders, and Credit Suisse Securities (USA), LLC, as Syndication Agent and Documentation Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

1.      The assignor (the “Assignor” ) hereby sells and assigns, without recourse, to the assignee (the “Assignee” ), and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Effective Date set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents, including, without limitation, the amounts and percentages set forth below of (i) the New Money Commitments of the Assignor of the Effective Date, and (ii) the Loans owing to the Assignor which are outstanding on the Effective Date. Each of the Assignor and the Assignee hereby makes and agrees to be bound by all the representations, warranties and agreements set forth in Section 9.04(c) of the Credit Agreement, a copy of which has been received by each such party. From and after the Effective Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interests assigned by this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the Loan Documents and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

2.      This Assignment and Acceptance is being delivered to the Administrative Agent together with (i) if the Assignee is organized under the laws of a jurisdiction outside the United States, any forms referred to in Section 2.20(e) of the Credit Agreement, duly completed and executed by such Assignee, (ii) if the Assignee is not already a Lender under the Credit Agreement, a completed Administrative Questionnaire and (iii) a processing and recordation fee of $3,500.

3.      This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

Assignor/Assignee Information

Date of Assignment:
Legal Name of Assignee:
Assignee’s Address for Notices:
Assignee’s Lending Office Address:
Effective Date of Assignment:

Assigned Facility Information

Facility/Commitment	Principal Amount Assigned	Percentage Assigned of Applicable Facility/Commitment (set forth, to at least 8 decimals, as a percentage of the Facility and the aggregate New Money Commitments of all Lenders thereunder)
New Money Loans:	$	%
Tranche 1 Rollover Loans	$	%
Tranche 2 Rollover Loans	$	%
Tranche 3 Rollover Loans	$	%
Total Rollover Loans	$	%

The terms set forth are hereby agreed to: ____________________, as Assignor by: Name: Title:	Accepted */ CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Administrative Agent by: Name: Title:
____________________, as Assignee by: Name: Title:	by: Name: Title: BUFFETS, INC. by: Name: Title:

_________

*/    To be completed to the extent consents are required under Section 9.04(b) of the Credit Agreement.

Exhibit 3

EXHIBIT H

FORM OF NON-ROLLOVER NOTICE

Date: January [___	], 2008

This Non-Rollover Notice is delivered to the Administrative Agent pursuant to Section 2.02(e) of the Secured Super-Priority Debtor in Possession Credit Agreement dated as of January 22, 2008 (as amended by the First Amendment thereto dated as of February 2☐, 2008 and as further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Buffets, Inc., a Minnesota corporation, as a debtor and debtor in possession under Chapter 11 of the Bankruptcy Code (the “Borrower”), Buffets Holdings, Inc., a Delaware corporation, as a debtor and a debtor in possession under Chapter 11 of the Bankruptcy Code (“Holdings”), the Lenders from time to time party thereto, Credit Suisse, as Administrative Agent and as Collateral Agent for the Lenders, and Credit Suisse Securities (USA), LLC, as Syndication Agent and Documentation Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned Lender hereby elects not to rollover its obligations under the Existing Credit Agreement to Rollover Loans in accordance with Section 2.02(e) of the Credit Agreement and Schedule 2.02(e) thereto.

Existing Facility Information

Commitment	Principal Amount of such Lender
Term Loans:	$
PF L/C Commitments:	$
Revolving Credit Commitments, Loans and reimbursement obligations in respect of drawn PF Letters of Credit:	$

[Signature page follows]

The terms set forth are hereby agreed to: ____________________, as Lender by: Name: Title: